Exhibit (a)(15)
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Applica Board Recommends that Shareholders Reject NACCO Tender Offer
Applica Board Recommends that Shareholders Vote For the
Merger with Harbinger Capital Partners
Shareholder Meeting to Approve Merger Agreement to be Held on
January 17, 2007
     Miramar, Florida (January 12, 2007) — Applica Incorporated (NYSE: APN) today announced that Applica’s Board has once again recommended that shareholders reject the revised offer announced by NACCO on January 9, 2007 and NOT tender their shares in the NACCO offer.
     The recommendation is being made despite an increase to $7.90 per share of the price of the unsolicited tender offer to purchase all outstanding shares of Applica’s common stock that was commenced by Apex Acquisition Corporation, a newly formed Florida corporation and an indirect, wholly owned subsidiary of NACCO Industries, Inc.
     The Board reached its determination based, among other factors, on its belief that the revised NACCO offer includes a number of conditions that create significant concerns as to whether the revised NACCO offer can be completed, especially when considered in light of the fact that NACCO’s increased offer is less than 2% more than the consideration to be paid in the merger with affiliates of Harbinger Capital Partners. In particular, the Board believes that NACCO’s minimum tender condition, which requires that a majority of Applica’s outstanding shares of common stock on a fully diluted basis be tendered, presents a significant risk that the NACCO tender offer will not be consummated, especially in light of Harbinger Capital Partners’ ownership of approximately 39% of Applica’s outstanding common stock and its existing merger agreement with Applica. More detailed information on the Board’s recommendation can be found in Applica’s amended Solicitation/ Recommendation Statement on Schedule 14D-9 filed today with the Securities and Exchange Commission (available at www.sec.gov) and posted on the Investor Relations page of Applica’s website (www.applicainc.com).

     The Applica Board of Directors recommends that Applica shareholders vote “FOR” the adoption of the amended merger agreement between Applica and affiliates of Harbinger Capital Partners.
     The meeting of shareholders scheduled for January 17, 2007 for the purpose of approving the transaction with the affiliates of Harbinger Capital Partners will be convened as planned. Completion of the transaction, which is currently expected to occur not later than the day after the January 17th meeting, is subject to customary closing conditions. Applica believes that, subject to the receipt of the requisite shareholder vote at the meeting, substantially all of these conditions have been or will be satisfied.
     In order to vote their shares in favor of the Harbinger Capital Partners agreement, shareholders should complete, date, sign and return the proxy card enclosed with the previously distributed definitive proxy statement as soon as possible. Shareholders who have any questions about the recommendation statement, the definitive proxy statement, the proxy supplement or the merger or need assistance with the voting procedures, should contact Applica’s proxy solicitor, Georgeson Inc., at 17 State Street, New York, New York 10004 or call toll-free at (866) 857-2624.
About Applica Incorporated:
     Applica and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®; its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®; and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Mexico, Latin America and the Caribbean. Additional information about Applica is available at www.applicainc.com.
About Harbinger Capital Partners:
     The Harbinger Capital Partners investment team located in New York City manages in excess of $5 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long-only strategy.
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     The statements contained in this news release that are not historical facts are “forward-looking statements”. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date hereof. Applica undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation:
•	the failure to obtain approval of the merger from Applica shareholders;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	claims by NACCO Industries, Inc. and HB-PS Holding Company, Inc. related to the termination of their merger agreement with Applica;

•	changes in the sales prices, product mix or levels of consumer purchases of small household appliances;

•	bankruptcy of or loss of major retail customers or suppliers;

•	changes in costs, including transportation costs, of raw materials, key component parts or sourced products;

•	fluctuation of the Chinese currency;

•	delays in delivery or the unavailability of raw materials, key component parts or sourced products;

•	changes in suppliers;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Applica buys, operates and/or sell products;

•	product liability, regulatory actions or other litigation, warranty claims or returns of products;

•	customer acceptance of changes in costs of, or delays in the development of new products;

•	increased competition, including consolidation within the industry; and

•	other risks and uncertainties detailed from time to time in Applica’s Securities and Exchange Commission (“SEC”) filings.
     In connection with the proposed transaction with affiliates of Harbinger Capital Partners, Applica has filed a definitive proxy statement, proxy supplements, a Schedule 14d-9 recommendation statement and amendments thereto with the SEC. Investors and security holders are urged to read the definitive proxy statement, the proxy supplements, the Schedule 14d-9 recommendation statement, the amendments thereto and any other relevant documents filed with the SEC in connection with the proposed transaction because they contain important information about Applica, the proposed transaction with affiliates of Harbinger Capital Partners, the NACCO tender offer and related matters. The definitive proxy statement, several proxy supplements, the Schedule 14d-9 recommendation statement and several amendments thereto have been mailed to Applica shareholders and an amended Schedule 14d-9 recommendation statement will be mailed to Applica’s shareholders.
     Investors and security holders may obtain free copies of these documents as they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction has been included in the proxy statement filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.

Black & Decker® is a trademark of The Black & Decker Corporation, Towson, Maryland.